EXHIBIT 10.14

SEPARATION AND SETTLEMENT AGREEMENT
WITH
GENERAL COMPLETE RELEASE OF ALL CLAIMS

This SEPARATION AND SETTLEMENT AGREEMENT WITH GENERAL COMPLETE RELEASE OF ALL CLAIMS (this “Agreement”) is made between NetIQ Corporation (the “Company”) and Thomas P. Bernhardt (“Employee”), with respect to the change in status of Employee’s employment with NetIQ and his resignation from a position as an officer and director of NetIQ, and is effective as of February 5, 2002 (the “Effective Date”).

WHEREAS, Employee has entered into an Employee Agreement, effective as of January 1, 1997 (“Employee Agreement”), and an Employee Proprietary Information and Inventions Agreement (“Information Agreement”), dated May 24, 1999, each with Mission Critical Software, Inc. (“MCS”);

WHEREAS, pursuant to an Agreement and Plan of Reorganization, a wholly owned subsidiary of the Company (“Merger Sub”) merged into MCS, effective May 12, 2000 (the “Merger”);

WHEREAS, as a consequence of the Merger, employee was appointed Chief Technical Officer of the Company and became a member of the Board of Directors of the Company (the “Board”);

WHEREAS, as a consequence of the Merger, the rights and obligations of MCS under the Employee Agreement and the Information Agreement were assigned to and assumed by NetIQ;

WHEREAS, the Company and Employee desire to terminate the Employee Agreement (with survival of certain provisions) and to change the status of Employee’s employment with the Company, on the terms set forth herein;

WHEREAS, Employee desires to resign his position as Chief Technical Officer and a member of the Board, and the Company desires to accept such resignation, effective as of the Effective Date, on the terms set forth herein; and

WHEREAS, Employee and the Company desire that Employee continue to employed by the Company on a part-time basis for a transitional period following his resignation from his position as Chief Technical Officer and a member of the Board;

NOW, THEREFORE, for and in consideration of the terms and conditions contained in this Agreement, the mutuality and sufficiency of which are now and forever acknowledged, the parties do agree as follows, intending to be legally bound:

1.    Termination of Certain Obligations Under Employee Agreement.    The parties hereby terminate the Employee Agreement as of the Effective Date, except for Sections 10, 11, 12, 13 and 14, which shall remain in full force and effect through the Termination Date (as defined herein) and thereafter in accordance with their terms, as if the Termination Date were the date of termination of Employee’s employment under the Employee Agreement. Through and after the Termination Date, Employee agrees to continue to comply with the Information Agreement in accordance with its terms. Notwithstanding the foregoing, Employee’s obligations not to compete with the business of the Company and not to solicit its customers and employees will terminate one year after the Termination Date; provided, however, that Employee may not use confidential information of the Company to engage in such activities after the expiration of one year. Through and after the Termination Date, the Company agrees to continue to comply with its obligations under the Indemnification Agreement dated May 12, 2000 (the “Indemnification Agreement”) between the Company and Employee.

2.    Transition Period.    (a) Commencing on the Effective Date, Employee will become a part-time employee of the Company, employed 20 hours per week. In such capacity, will serve as a special advisor to the Company until August 31, 2002 (the “Termination Date”), or such earlier date as set forth in Section 2(c) or (d), at which time Employee will no longer be an employee of the Company (the period from the Effective Date through the Termination Date, the “Transition Period”). The compensation for such service shall be at the rate of one-half Employee’s current base salary, or $87,500 per annum (the “Part-Time Salary”), less applicable withholding. No bonus shall be payable for such services.

(b)    During the Transition Period, Employee shall report to Flint Brenton, and Employee’s duties will include consulting, assisting in short-term projects, assisting management of the Company in connection with the transition of Employee’s duties, introducing new products, redirecting current projects and such other projects as Mr. Brenton shall reasonably direct. During the Transition Period, Employee will be entitled to participate in the Company’s health care plan and will continue to be reimbursed for necessary employee expenses (such as cell phone and DSL) in accordance with the Company’s policies.

(c)    Employee’s employment with the Company during the Transition Period will be “at will”, meaning that either Employee or the Company will be entitled to terminate his employment at any time and for any reason, with or without Cause (as defined herein). If Employee’s employment is terminated by the Company without Cause during the Transition Period, the Company shall continue to pay to Employee the Part-Time Salary specified in paragraph 2(a) above and provide health benefits through the Termination Date and Employee shall have no further rights to any compensation or benefits from the Company except as required by law or in accordance with the terms of the Company’s plans and as provided in Section 5. In the event Employee’s employment is terminated without Cause, such Options as are referenced in Section 4(b) and which would have been vested as of the Termination Date shall become vested as of the effective date of termination and shall be exercisable for a period of three (3) months following such termination date.

(d)    If Employee’s employment is terminated by the Company for Cause during the Transition Period, Employee shall be entitled to receive his Part-Time Salary through the date of such termination and shall have no further rights to any compensation or benefits from the Company except as required by law or in accordance with the terms of the Company’s plans.

(e)    For purposes of this Agreement, “Cause” shall have the meaning given “cause” in the Employee Agreement except that “Cause” shall also include the breach by Employee of any covenant hereunder.

3.    Resignations.    Employee hereby resigns his position as Chief Technical Officer of the Company and as a member of the Board, effective the Effective Date, and the Company hereby accepts such resignation.

4.    Treatment of Option Grants.    Employee’s stock options will be treated as follows:

(a)    Option Number MC0068, an incentive stock option (an “ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, which represents the right to purchase 28,239 shares of common stock of the Company (“Common Stock”) at an exercise price of $0.531 per share and is fully vested as of the date hereof, shall remain exercisable for three (3) months following the Termination Date (or, if Employee is terminated for Cause prior to the Termination Date, such earlier termination date) in accordance with the terms of the applicable stock option plan or option agreement, and if not exercised by the end of such three-month period, shall be forfeited and cancelled in accordance with the terms of the applicable option plan.

(b)    Option Numbers MC0106, an ISO which represents the right to purchase 124,900 shares of Common Stock, and MC0107, a non-statutory stock option (an “NSO”) which represents the right to purchase 25,708 shares of Common Stock, both of which were granted August 27, 1998 at an exercise price of $2.921 per share, shall continue to vest until the Termination Date (or, if Employee is terminated for Cause prior to the Termination Date, such earlier termination date). Upon the Termination Date (or, if Employee is terminated for Cause prior to the Termination Date), such earlier termination date), all vested Options described in this clause (b) shall remain exercisable for three (3) months following the Termination Date (or, if Employee is terminated for Cause prior to the Termination Date, such earlier termination date) in accordance with the applicable option plan or option agreement and, if not exercised by the end of such three-month period, shall be forfeited and cancelled in accordance with the terms of the applicable option plan. Upon the Termination Date (or the earlier termination date if Employee is terminated for Cause), all unvested Options described in this clause (b) shall be forfeited and cancelled.

(c)    Option Numbers MC0254 and MC0255, which represent the right to purchase an aggregate of 100,000 shares of Common Stock and were granted April 11, 2000 at an exercise price of $31.472, will accelerate and become fully vested and exercisable as of the Effective Date, and will be exercisable for twelve months following the Termination Date (or, if Employee is terminated for Cause prior to the Termination Date, such earlier termination date), and if not exercised by the end of such twelve-month period, shall be forfeited and cancelled in accordance with the terms of the applicable option plan.

(d)    Employee acknowledges and understands that with respect to any options granted as ISOs, any acceleration and extension of exercisability for more than three months may cause such options to be ineligible for treatment as ISOs.

5.    Post-Employment Benefits.    Unless Employee has been terminated for Cause as set forth in Section 2, after the Termination Date, the Company will pay Employee’s costs for medical insurance continuation, as available under COBRA, for a period of twelve (12) months. On the Termination Date, the Company will assign to Employee ownership of the equipment listed on Schedule A and presently in Employee’s possession. Such assignment will be on an AS IS, WHERE IS basis. In the event any item of equipment is lost, stolen or destroyed prior to the Termination Date, NetIQ shall have no liability under this Section 5 with respect to such item of equipment. Employee will be responsible for any income taxes associated with this transfer of ownership.

6.    Confidentiality.    Employee agrees to keep the terms of this Agreement confidential and not to disclose the settlement offers, negotiations, and terms of this Agreement to anyone, except his accountants, attorneys, NetIQ officers and directors, or any person who assists him in the preparation of his tax returns, each of whom shall be advised in writing to maintain such information in confidence.

7.    Tax Treatment.    The Company and its agents and assigns make no representations or warranties as to the treatment of the transactions and compensation contemplated hereunder by any taxing authorities.

8.    Release.    For and in consideration of the commitments and agreements contained in this Agreement, Employee, for himself and his heirs, successors, and assigns, does hereby completely release and forever discharge the Company and the Company’s medical, welfare, or benefit plans, and their respective present, future, and former corporate parents, subsidiaries and affiliates, their respective predecessors and successors in interest, their respective present, future, and former directors, officers, partners, plan administrators, shareholders, joint venturers, employees, agents, attorneys, and representatives, the assigns of any of the foregoing, and any other person, firm, or corporation for which any of the foregoing may be legally responsible or which may be legally responsible for any of them (collectively, “Released Parties”), from all claims, rights, demands, actions, obligations, liabilities, and causes of action for any and every kind, which Employee may now have, has ever had, or may in the future have, whether known or unknown, arising from or in any way connected with: (a) Employee’s employment with the Company or any related entity or predecessor of the Company (including MCS); (b) benefits from any medical, welfare, or benefit plan of the Company; (c) Employee’s status as a director, shareholder or option holder of the Company (including claims resulting from options or shares of the Company or MCS held by Employee or granted to Employee); (d) the termination of Employee’s employment with the Company or any related entity or predecessor of the Company and his resignation as an officer and director of the Company; (e) any rights of Employee under the Employee Agreement, the Information Agreement or any other agreement with the Released Parties; and (f) any other claims by Employee against the Released Parties arising prior to the Effective Date of this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to, all claims for breach of contract, breach of oral or written agreements, negligence, fraud, misrepresentation, harassment, wrongful discharge, intentional infliction of emotional distress, libel, slander, payment of wages, outrageous behavior, age, race, color, sex, gender, disability, national origin, and/or veteran status discrimination, violation of the Age Discrimination in Employment Act, violation of the Older Worker Benefit Protection Act, violation of the Fair Labor Standards Act, violation of the Family and Medical Leave Act, violation of ERISA, violation of COBRA, violation of 29 U.S.C. § 1001 and § 2506.503-1(b), worker’s compensation, and any compensatory damages, front pay, back pay, overtime pay, pain and suffering, loss of consortium, medical expenses, punitive damages, attorneys’ fees, expenses, and costs arising from or in any way connected with the foregoing. Notwithstanding the foregoing, Employee does not waive any rights which Employee may be entitled to seek indemnification with respect to liability incurred by Employee as an officer or director of the Company under the Indemnification Agreement.

In giving this release, which includes claims which may be unknown at present, Employee represents, warrants and agrees that he has been fully advised by his attorney of the contents of Section 1542 of the Civil Code of the State of California, to the extent applicable. Employee expressly waives and relinquishes all rights and benefits under that section and any similar statute or common law principle of similar affect of any state or territory of the United States, including the State of Texas, with respect to the claims released hereby. Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Agreed:	/s/ Thomas P. Bernhard

9.    INDEMNIFICATION AND HOLD HARMLESS:    Employee, his heirs, executors, administrators, representatives, and assigns, further agree to INDEMNIFY AND HOLD HARMLESS the Released Parties from any and all claims, demands, and causes of action of whatsoever nature and character that have been or may be asserted against the Released Parties, or any of them, by any person, firm, or corporation whomsoever claiming by, through, or under Employee, his respective heirs, representatives, successors, or assigns, with respect to the Released Claims.

This indemnity and hold harmless provision is specifically intended to include the costs of future litigation, including without limitation attorneys’ fees, as well as actual damages, punitive damages, prejudgment interest, post-judgment interest, any costs, expenses and attorneys’ fees incurred in connection with defending any such claim, demand or cause of action indemnified against. Finally, it is agreed that no statute of limitations or period of laches shall begin to run on this indemnity and hold harmless provision until the claim, demand, or cause of action for which hold harmless/indemnity protection is sought has been asserted in writing against the party or parties seeking to invoke the protection of this indemnity and hold harmless provision.

Agreed:	/s/ Thomas P. Bernhardt

10.    Covenant Not to Sue.    Employee has not filed, and will never file at any time after the Effective Date of this Agreement, in any state or federal court any claim or cause of action of any kind whatsoever, based upon the Released Claims.

11.    Finality of Release.    It is understood and agreed that this is a full, complete, and final release and waiver covering all known and unknown, anticipated and unanticipated injuries, debts, claims, or damages to Employee, which may have arisen or which may arise in connection with the Released Claims. It is understood and agreed that Agreement is intended to be a full and complete release of Employee’s claims against the Company from the beginning of time to the Effective Date of this Agreement in any place in this world. Notwithstanding the foregoing, this Agreement does not act as a waiver of Employee’s rights with respect to claims that arise from events or facts occurring after the Effective Date of this Agreement or from the Company’s failure to perform its obligations under the terms of this Agreement.

12.    No Disparagement.    (a) Employee agrees that he shall not make false or misleading statements or representations concerning the Company, its subsidiaries, affiliates, successors or their officers, directors or employees.

(b)    The Company agrees that it shall not, and shall not authorize any officer, agent, employee or other representative of the Company to, make false or misleading statements or representations concerning Employee’s performance of his duties while employed by the Company, Employee’s resignation of employment with the Company or the terms and conditions of this Agreement to anyone (other than the Company’s legal counsel and accountants or as legally required to be disclosed in the Company’s filings with the Securities and Exchange Commission or otherwise).

13.    Entitlement.    Employee agrees that if he breaches any of his covenants under this Agreement, Employee will not be entitled to any further payments and benefits hereunder.

14.    Withholding.    All payments and benefits hereunder will be subject to applicable withholding and taxes, which amounts will be deducted from the sums due to Employee hereunder.

15.    Consultation with Counsel.    Employee acknowledges and represents that he has had an opportunity to review this Agreement, an opportunity to consult with an attorney, and that he understands the Agreement’s contents and legal effects.

16.    No Admission.    It is understood and agreed that this is a compromise and settlement of potential disputed claim or claims, and that the furnishing of the consideration for this Agreement must not be deemed or construed to be an admission of liability or responsibility at any time for any purpose.

17.    Governing Law and Jurisdiction.    This Agreement is made and performed in Harris County, Texas, and shall be construed in accordance with the laws of the State of Texas.

18.    Severability.    The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, its other provisions shall remain fully valid and enforceable.

19.    Arbitration.    INTENTIONALLY OMITTED.

20.    Notices.    Any notice, demand, or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by Federal Express, or when telecopied to a party at its address or telecopy number specified below:

If to the Company:	NetIQ Corporation Attention: Vice President/General Counsel 3553 North First Street San Jose, CA 95134

If to Employee:	Thomas P. Bernhardt 14 Ash Branch Court The Woodlands, TX 77381

21.    Interpretation.    Each party has had the opportunity to review and participate in the preparation of this Agreement, which shall not in its interpretation be construed against either party.

22.    Counterparts.    This Agreement may be executed in duplicate original counterparts, which executed original counterparts together shall be construed as one document.

23.    Entire Agreement.    This Agreement incorporates the entire understanding between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, other than provisions of the Employee Agreement and Information Agreement which continue to survive as set forth herein. In reaching this Agreement, no party has relied upon any representation or promise, except those expressly contained in this Agreement. This Agreement sets forth the entire agreement between the parties hereto and cannot be changed, modified, or amended without a written agreement signed by Employee and the Company. This Agreement shall only be effective when executed by both parties.

By placing Employee’s signature at the end this paragraph, Employee acknowledges that Employee has been informed about his rights and that Employee specifically releases any claim that he may have, including but not limited to claims arising under foreign law, federal law of the United States of America or state law regarding sex, gender, race, color, age, national origin, veterans status or disability discrimination, including but not limited to the Texas Commission on Human Rights Act, Age Discrimination in Employment Act, Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964 and amendments, the Americans with Disabilities Act, the Family and Medical Leave Act as amended, ERISA, COBRA, and/or any other federal or state statute, constitution, rule, regulation, or executive order. In particular, Employee is advised that this Agreement waives and releases all Employee’s claims against the Company and other Released Parties as more specifically set out in this Agreement. Employee has been advised of his rights to consult an attorney before signing this Agreement, and Employee has been advised of the right to take a reasonable opportunity to review this document before signing it.

By:	/s/	By:	/s/
	As Authorized Agent For NetIQ Corporation		Thomas P. Bernhardt

COUNTY OF ORANGE

STATE OF FLORIDA

BEFORE ME, the undersigned authority, on this day personally appeared Ching Fa-Hwang, duly authorized agent of NetIQ Corporation, known to me to be the person who executed the foregoing instrument, and he acknowledged to me that he executed the same for the purposes and considerations therein expressed, as the act and deed of said corporation and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 5th day of February 2002.

/s/
NOTARY PUBLIC IN AND FOR THE STATE OF FLORIDA MY COMMISSION EXPIRES:

COUNTY OF MONTGOMERY

STATE OF TEXAS

BEFORE ME, the undersigned authority, on this day personally appeared Thomas P. Bernhardt known to me to be the person who executed the foregoing instrument, and he acknowledged to me that he executed the same for the purposes and considerations therein expressed, as the act and deed of himself and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 5th day of February 2002.

/s/
NOTARY PUBLIC IN AND FOR THE STATE OF TEXAS MY COMMISSION EXPIRES:

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